Exhibit 10(a)

SIXTH AMENDED AND RESTATED
TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

(As Amended and Restated Effective March 10, 2016)

Tenet Healthcare Corporation (the “Company”), a Nevada corporation, hereby establishes and adopts the following Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”).  The Plan was originally approved by the Company’s shareholders on May 8, 2008.  The Company amended and restated the Plan effective December 31, 2008 to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.  Effective February 24, 2010, the Company amended and restated the Plan and authorized an additional 21,300,000 (pre reverse-split) shares of Company common stock to be available for equity grants under the Plan, subject to the approval of the Company’s shareholders.  The Company’s shareholders approved such additional shares on May 5, 2010.  Effective May 5, 2010, the Human Resources Committee (formerly known as the “Compensation Committee”) also amended the Plan to clarify the minimum vesting requirements applicable to Restricted Stock Awards, Restricted Stock Units Awards and Other Share-Based Awards made to new hires.  Effective May 9, 2012, the Company further amended and restated the Plan to clarify certain Change in Control provisions and revise the treatment of Awards for certain termination events.  The Human Resources Committee further amended and restated the Plan effective October 10, 2012 to adjust the share limit and the individual annual award limits under the Plan to give effect to the 1-for-4 reverse stock split effective October 10, 2012.  On October 1, 2013, 4,514,403 shares of Company common stock, which shares correspond to an equivalent number of shares previously available for issuance pursuant to the Vanguard Health Systems, Inc. 2011 Stock Incentive Plan, were assumed and made available for issuance under the Plan in accordance with Section 3.1(c) of the Plan in connection with the Company’s acquisition of Vanguard Health Systems, Inc.  The Human Resources Committee further amended and restated the Plan effective February 26, 2014 to adjust the ratio used for counting Awards issued under the Plan and the individual annual award limits under the Plan, renounce the availability for further Awards funded by the Vanguard Shares upon shareholder approval thereof, authorize an additional 4,200,000 shares of Company common stock to be available for Awards under the Plan to all employees and directors of the Company and its Subsidiaries, and extend the term of the Plan, subject to the approval of the Company’s shareholders. The Company’s shareholders approved such additional shares and extended Plan term on May 8, 2014.  This current amendment and restatement of the Plan will authorize an additional 5,400,000 shares of Company common stock to be available for equity grants under the Plan, subject to shareholder approval, and impose certain limits on the aggregate dollar value of equity-based and cash compensation granted under this Plan or otherwise during any calendar year to any Director.

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees and directors of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1.

“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

2.2.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or cash granted pursuant to the provisions of the Plan.

2.3.	“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.4.	“Board” shall mean the board of directors of the Company.

2.5.	“Cause” shall have the following meaning:

(a)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(f)(2) of the ESP.

(b)	When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period:

(i)	For any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(f)(1) of the ESP.

(ii)	For any Participant who is not a “Covered Executive” under the ESP, “Cause” shall mean a Participant’s:

(A)	dishonesty;
(B)	fraud;
(C)	willful misconduct;
(D)	breach of fiduciary duty;
(E)	conflict of interest;
(F)	commission of a felony;
(G)	material failure or refusal to perform his or her job duties in accordance with Company policies;
(H)	a material violation of Company policy that causes harm to the Company or an Affiliate;
(I)	other wrongful conduct of a similar nature and degree; or

(J)

sustained unsatisfactory performance which is not improved after Participant has been provided with a reasonable opportunity to improve his or her performance in accordance with the Company’s standard policies and procedures.

(c)

A Participant will not be deemed to have been terminated for Cause pursuant to Section 2.5(a) or Section 2.5(b) above, as applicable, unless and until there has been delivered to the Participant written notice that the Participant has engaged in conduct constituting Cause.  The determination of Cause will be made by the Committee with respect to any Participant who is employed as the Chief Executive Officer of the Company (“CEO”), by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as the Vice Chairman of the Company, Chief Operating Officer of the Company (the “COO”), the Chief Financial Officer of the Company (the “CFO”), the General Counsel of the Company (“GC”), an Executive Vice President (“EVP”) of the Company, a Senior Vice President or the equivalent thereof of the Company (collectively “SVP”) or a Vice President of the Company (“VP”) and by the COO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as a Hospital Chief Executive Officer (“Hospital CEO”) or any other Participants.  A Participant who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Participant and the Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists.  If it is determined either at or following such hearing that Cause exists, the Participant will be notified in writing of such determination within five (5) business days.

2.6.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7.	“Change in Control” shall have the same meaning as set forth in the definition of “Change of Control” in the ESP.

2.8.

“Committee” shall mean the Human Resources Committee of the Board or a subcommittee thereof formed by the Human Resources Committee to act as the Committee hereunder.  The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded).

2.9.	“Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.10.	“Director” shall mean a non-employee member of the Board.

2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12.

“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.13.	“ESP” shall mean the Tenet Executive Severance Plan, as amended from time to time.

2.14.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15.	“Executive Officer” shall mean an officer of the Company within the meaning of the rules under Section 16 of the Exchange Act.

2.16.

“Fair Market Value” shall mean the per Share closing price of the Shares as reported on the New York Stock Exchange as of the relevant date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion.

2.17.	“Good Reason” shall have the following meaning:

(a)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(x)(2) of the ESP.

(b)

When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period, for any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(x)(1) of the ESP.

(c)	For purposes of this Section 2.17, references to “Employer” in the ESP with respect to any Participant means the Company or an Affiliate employing such Participant.

2.18.	“Limitations” shall have the meaning set forth in Section 10.6.

2.19.

“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.20.	“Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.21.	“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.22.	“Payee” shall have the meaning set forth in Section 13.3.

2.23.	“Performance Award” shall mean any Award of Performance Cash or Performance Share Units granted pursuant to Article 9.

2.24.	“Performance Cash” shall mean any cash incentives granted pursuant to Article 9 which will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.25.	“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.26.

“Performance Share Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.27.	“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.28.

“Plan Administrator” shall mean the individual or committee appointed by the Committee to handle the day-to-day administration of the Plan.  If the Committee does not appoint an individual or committee to serve as the Plan Administrator, the Committee will be the Plan Administrator.

2.29.	“Protection Period” shall mean:

(a)

with respect to a Participant who is not a “Covered Executive” under the ESP, the period beginning on the date of the Change in Control and ending twenty-four (24) months following the occurrence of a Change in Control; and

(b)	with respect to a Participant who is a “Covered Executive” under the ESP, the same period as set forth in the ESP, and as it may be amended from time to time.

2.30.	“Qualifying Termination” means a Participant’s “separation from service” (within the meaning of section 409A of the Code) by reason of:

(a)	the involuntary termination of a Participant’s employment by the Company (or Subsidiary) without Cause, or

(b)	the Participant’s resignation from the employment of the Company (or Subsidiary) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of a Subsidiary or an Affiliate with respect to a Participant employed by such

Subsidiary or an Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position.

2.31.

“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.33.

“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery, as the Committee shall determine, of cash, Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.34.	“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.35.	“Shares” shall mean the shares of common stock of the Company, par value $0.05 per share.

2.36.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.37.

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.38.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.39.	“Vesting Period” shall have the meaning set forth in Section 7.1.

3.	SHARES SUBJECT TO THE PLAN

3.1.	Number of Shares.

(a)

Subject to the adjustment provided for in Section 12.2, a total of 23,675,000 Shares shall be authorized for grant under the Plan (i.e., the sum of (i) 8,750,000 Shares originally authorized in 2008; (ii) an additional 5,325,000 Shares authorized in 2010, both as adjusted to reflect the 1-for-4 reverse stock split effective October 10, 2012; (iii) an additional 4,200,000 Shares authorized in 2014; and (iv) an additional 5,400,000 Shares authorized in 2016).  Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted on or prior to March 12, 2014 shall be counted against this limit as one and two-tenths (1.2) Shares for every one (1) Share granted.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted after March 12, 2014 shall be counted against this limit as one and sixty-five hundredths (1.65) Shares for every one (1) Share granted.

(b)

If (i) any Shares subject to an Award are forfeited, cancelled or expire or (ii) an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below.  Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (A) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, and (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant under Section 10.6.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.  On October 1, 2013, in connection with the Company’s acquisition of Vanguard Health Systems, Inc. (“Vanguard”) pursuant to that certain Agreement and Plan of Merger dated as of June 24, 2013, 4,514,403 Shares (the “Vanguard Shares”), corresponding to an equivalent number of shares previously available for granted under Vanguard’s stock incentive plan, were made available for issuance pursuant to Awards under this Section 3.1(c).  From and after March 12, 2014, no further Awards shall be made pursuant to this Section 3.1(c) with respect to the Vanguard Shares, which Vanguard Shares shall not be considered available for issuance pursuant to Awards granted under the Plan after March 12, 2014.

(d)

Any Shares that again become available for grant pursuant to this Article shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights under the Plan, (ii) as one and two-tenths (1.2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan on or prior to March 12, 2014 or (iii) as one and sixty-five hundredths (1.65) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan after March 12, 2014.

(e)

No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available under this Plan minus the number of Shares issuable in settlement of or related to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1.	Eligibility. Any Employee or Director shall be eligible to be selected by the Committee as a Participant.

4.2.	Administration.

(a)

The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances, Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents and the time and form of payment of such Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)

Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.  Notwithstanding the foregoing, the determination of the Directors to whom Awards may be granted, the time(s) at which Awards may be granted to Directors and the number of Shares subject to Awards to Directors  (within the limitations set forth in Section 10.7 below) shall be made by the Board.

(c)

To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded), the Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Directors or Executive Officers of the Company, the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or Executive Officers of the Company and the authority to take any of the other actions described in Section 4.2(a).

(d)

The Committee may appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis.  The Committee may remove the Plan Administrator with or without cause at any time.  The Plan Administrator will have all the day-to-day responsibilities of administering the Plan but for those duties retained by the Committee as set forth above in Section 4.2(c) and not otherwise delegated to such Plan Administrator.

5.	OPTIONS

5.1.

Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.

Award Agreements.  All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.  Such Award Agreement shall be exempt from the requirements of Code Section 409A.  The terms of Options need not be the same with respect to each Participant.  Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option.  Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3.

Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option.  Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with Substitute Awards), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4.

Option Term.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability.

5.5.

Minimum Vesting Period.  Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Options shall have a vesting period of not less than one (1) year from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer; or (ii) grants of Options in payment of Performance Awards and other earned cash-based incentive compensation.  Subject to the foregoing minimum vesting period requirements, the Committee may, in its sole discretion, waive the vesting period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.  The minimum vesting period requirements of this Section shall not apply to Options granted to Directors.

5.6.	Exercise of Options.

(a)

Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement or in this Plan) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased.  The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)

If an Employee voluntarily resigns his employment with the Company or a Subsidiary, then any vested Options will remain exercisable for ninety (90) days thereafter unless by their terms they expire sooner.  During said period, such Options may be exercised in accordance with their terms, but only to the extent exercisable on the date of termination of employment.

(c)

Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker except by Executive Officers), or (vi) any combination of any of the foregoing.  The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.7.	Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.8.

Incentive Stock Options.  The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code.  Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be the number of Shares set forth in the first sentence of Section 3.1(a), subject to adjustments provided for in Section 12.2.  Incentive stock options shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders.  In addition, the Fair Market Value of Shares subject to an incentive stock option and the aggregate Fair Market Value of Shares of any parent corporation or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of Section 422 of the Code)) of the Company or a parent corporation or a subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time.  As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted.  Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

6.	STOCK APPRECIATION RIGHTS

6.1.

Grant and Exercise.  The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.

Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)

Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b)	The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares, or any combination thereof.

(c)	The Award Agreement evidencing a grant of Stock Appreciation Rights shall be exempt from the requirements of Code Section 409A.

(d)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(e)

The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate.  A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten (10) years except in the event of death or disability.

(f)

Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards), and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.

(g)

Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Stock Appreciation Rights shall have a vesting period of not less than one (1) year from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer; or (ii) grants of Stock Appreciation Rights in payment of Performance Awards and other earned cash-based incentive compensation.  Subject to the foregoing minimum vesting period requirements, the Committee may, in its sole discretion, waive the vesting period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.  The minimum vesting period requirements of this Section shall not apply to Stock Appreciation Rights granted to Directors.

(h)	The Committee may impose such other terms and conditions on Stock Appreciation Rights granted in conjunction with any Award as the Committee shall determine in its sole discretion.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1.

Grants.  Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”).  The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2.

Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A.  The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3.

Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.  A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award.  Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4.

Minimum Vesting Period.  Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Restricted Stock Awards and Restricted Stock Unit Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, provided that such grants together with grants under Section 8.3(i) shall not exceed 5% of the number of Shares authorized for Awards under Section 3.1; or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation.  Restricted Stock Awards and Restricted Stock Unit Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year.  Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.  The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or Restricted Stock Unit Awards granted to Directors.

7.5.

Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS

8.1.

Grants.  Other Awards of Shares and other Awards that are valued by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2.

Award Agreements.  The terms of Other Share-Based Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A.  The terms of such Awards need not be the same with respect to each Participant.

8.3.

Minimum Vesting Period.  Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Other Share-Based Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, provided that such grants together with grants under Section 7.4(i) shall not exceed 5% of the number of Shares authorized for Awards under Section 3.1; or (ii) grants of Other Share-Based Awards in payment of Performance Awards and other earned cash-based incentive compensation.  Other Share-Based Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year.  Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.  The minimum Vesting Period requirements of this Section shall not apply to Other Share-Based Awards granted to Directors.

8.4.

Payment.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1.

Grants.  Performance Awards in the form of Performance Cash or Performance Share Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2.

Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A.  The terms of Performance Awards need not be the same with respect to each Participant.

9.3.

Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than twelve (12) months.  The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.

Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS

10.1.

Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2.

Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following:

(a)

Basic or diluted earnings per share of common stock, which may be calculated as income calculated in accordance with Section 10.2(d), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share;

(b)	Cash flow, which may be calculated or measured in any manner specified by the Committee;

(c)	Economic value added, which is after-tax operating profit less the annual total cost of capital;

(d)

Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

(e)

Quality of service and/or patient care, which may be measured by the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives;

(f)

Business performance or return measures (consisting of market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(g)

The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(h)

Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  As and to the extent permitted by Section 162(m) of the Code, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material change in accounting policies or practices affecting the Company and/or the performance goals, then, to the extent any of the foregoing events was not anticipated at the time the performance goals were established, the Committee may make adjustments to the performance goals, based solely on objective criteria, so as to neutralize the effect of the event on the applicable Award.

10.3.

Timing for Establishing Performance Criteria.  Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Awards, or at such other earlier date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

10.4.

Settlement and Adjustments.  The Committee shall at the end of the applicable Performance Period, determine whether the applicable performance goals were satisfied and the amount payable with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award.  Notwithstanding any provision of the Plan (other than Article 11), with respect to any such Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award; provided, however, that no such adjustment shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code.  The Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant, in the event of a Change in Control, or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code.  All such determinations by the Committee shall be in writing and the Committee may not delegate any responsibility relating to Awards subject to this Section 10.

10.5.

Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.6.

Limitations on Grants to Individual Participants.  Subject to adjustment as provided for in Section 12.2, no Participant may with respect to Awards that are intended to comply with the performance-based exception under Code Section 162(m) (i) be granted Options or Stock Appreciation Rights during any period of five consecutive fiscal years with respect to more than an average of 375,000 Shares per year over such five consecutive fiscal year period, and (ii) earn more than an average of 375,000 Shares per year under Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any period of five consecutive fiscal years and are denominated in Shares (collectively, the “Limitations”).  In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any period of five consecutive fiscal years with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is an annual average of $7,500,000 during such five consecutive fiscal year period.  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

10.7.

Limitations on Director Awards.  The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any one Director shall not exceed $650,000; provided, however, that in any calendar year in which a Director serves as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation to the Director may be up to $850,000, and the foregoing limit shall not count any Stock Appreciation Rights granted in conjunction with all or part of any Award granted hereunder.

11.	CHANGE IN CONTROL PROVISIONS

11.1.

Impact on Certain Awards.  Award Agreements may provide that in the event of a Change in Control of the Company: (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (b) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control and either based on achievement of target or actual performance during such period), and any limitations or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2.	Assumption or Substitution of Certain Awards.

(a)

Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, or, to the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, if a Participant incurs a Qualifying Termination with such successor company (or a subsidiary thereof) within the Protection Period (or such other period set forth in the Award Agreement, including a period prior thereto if applicable) and under the circumstances specified in the Award Agreement, then the following shall occur: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest (i.e., immediately vest on the termination date), become fully exercisable, and may thereafter be exercised for twenty-four (24) months (or the period of time set forth in the Award Agreement), but in any event no later than the date of the expiration of the term of such Award), (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested on the termination date, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, on the termination date.  For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)

Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, or, to the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable as of the date of the Change in Control, (ii) restrictions, limitations and other conditions on Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested as of the date of the Change in Control, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other

Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, as of the date of the Change in Control.

(c)

The Committee, in its discretion, and to the extent applicable, consistent with Section 162(m) of the Code, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12.	GENERALLY APPLICABLE PROVISIONS

12.1.

Amendment and Termination of the Plan.  The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Committee may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Committee may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, Section 6.2(e) or Section 6.2(f) (regarding changes in the exercise price of Options and Stock Appreciation Rights), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(e), or (f) increase the limitations set forth in Section 10.6 or 10.7.  The Committee may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award.  In addition, no amendments to, or termination of, the Plan shall impair in any material respect the rights of a Participant under any Award previously granted without such Participant’s consent except as required to comply with applicable securities laws or Section 409A of the Code.

12.2.

Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued as incentive stock options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that no such adjustment or other substitution shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code and provided, further, that the number of Shares subject to any Award shall always be a whole number.

12.3.

Transferability of Awards.  Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.  To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.  The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4.

Termination of Employment.  Subject to Article 11, the Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will (i) in the case of Options or Stock Appreciation Rights, continue to be or become exercisable and, if so, the terms of exercise, and (b) in the case of Restricted Stock, Restricted Stock Units, Performance Awards or Other Share-Based Awards, cease to be subject to any applicable restrictions, limitations and other conditions, and if so, the timing of the removal of such restrictions, limitations and conditions, after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.  The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5.

Deferral; Dividend Equivalents.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Such procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of deferred payments denominated in Shares.  Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company.  This Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that such Dividend Equivalents (if any) shall be either (a) be paid with respect to such Award on the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends or (b) be deferred and the amount or value thereof automatically reinvested in additional Shares, other Awards or otherwise reinvested and may provide that such Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award; provided, however, that in no event shall any Dividend Equivalents be paid with respect to an Award subject to performance-based vesting conditions until (and only to the extent) such conditions have been satisfied.

13.	MISCELLANEOUS

13.1.

Award Agreements.  Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2.

Other Benefit Plans.  In the event that a provision of any other plan or benefit program of the Employer is more favorable to a Participant with respect to the treatment of any Award upon termination of employment or in connection with a Change in Control than the provisions contained in this Plan or an applicable Award Agreement, the provisions of such other plan or benefit program will control.

13.3.

Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan.  The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes.  If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.4.

Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.5.

Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.6.

Cancellation of Award.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.  The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.7.

Stop-Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8.

Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.9.

Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.10.

Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.11.

Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12.

Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.13.

Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Nevada, without reference to principles of conflict of laws, and construed accordingly.

13.14.

Effective Date of Plan; Termination of Plan.  The Plan was originally effective on May 8, 2008, the date of the first approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company.  This amendment and restatement of the Plan shall also be subject to the approval by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company.  This amendment and restatement of the Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.  Awards may be granted under the Plan at any time and from time to time on or prior to February 26, 2024, on which date the Plan will expire except as to Awards then outstanding under the Plan.  Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.15.

Foreign Employees.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.16.

Compliance with Section 409A of the Code.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent that an Award or the payment, settlement or deferral thereof is subject to

Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.  Notwithstanding the foregoing, the Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken or that was not taken by the Board or the Committee.

13.17.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.